Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20130013058-43
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/08/2013 2:50 PM
	Entity Number E0213472010-8

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

Versant International, Inc.

2. The articles are: (mark only one box) ☐ Restated ☒ Amended and Restated

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ____
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☒ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☐ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☐ Articles have been added.
- ☐ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: ____ Time: ____
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Restated Articles
Revised: 8-31-11

Amended and Restated Articles of Incorporation

of

Versant International, Inc.

(hereby changed to GLOBAL VISION HOLDINGS, INC.)

Versant International, Inc., (hereinafter referred to as the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Nevada, does hereby certify as follows:

1. The current name of the Corporation is Versant International, Inc.

2. The original Articles of Incorporation of the Corporation were originally filed under the name Shang Hide Consultants, Ltd. in the Office of the Secretary of State on May 4, 2010, and the Corporation’s name was subsequently changed to “Versant International, Inc.” pursuant to an amendment and restatement of the Corporation’s Articles of Incorporation on January 3, 2012.

3. These Amended and Restated Articles of Incorporation are being filed pursuant to Section 78.403 of the Nevada Revised Statutes. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 92%.

4. The provisions of the Articles of Incorporation of the Corporation as heretofore amended and/or supplemented are hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is GLOBAL VISION HOLDINGS, INC. (the “Corporation”).

ARTICLE II

RESIDENT AGENT AND ADDRESS

The name of the Corporation's commercial registered agent is National Registered Agents, Inc. of NV.

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ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes (“NRS”).

ARTICLE IV

CAPITALIZATION

Section 1. Authorized Shares. This Corporation is authorized to issue Two Hundred Million (200,000,000) shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), Six Hundred Fifty Million (650,000,000) shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”) and Twenty-Five Million (25,000,000) shares of Preferred Stock, par value $0.001 per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders representing a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class; provided that, should any Preferred Stock be outstanding, the affirmative vote of holders representing a majority of the Preferred Stock shall also be required to increase the authorized number of Preferred Stock, to issue additional Preferred Stock of any class or series or to create a new class of shares having preferences over or on parity with the Preferred Stock."

Section 2. Common Stock. A statement of the designations of each class of Common Stock and the powers, preferences and rights and qualifications, limitations or restrictions thereof is as follows:

(a) Voting Rights.

(i) Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(ii) Each holder of shares of Class A Common Stock shall be entitled to ten (10) votes for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

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(iii) Each holder of shares of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(b) Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

(c) Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock, after the Liquidation Preference of the Preferred Stock has been satisfied.

(d) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(e) Equal Status. Except as expressly provided in this Article IV, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

(f) Conversion.

(i) Each holder of Class A Common Stock may, in such holder’s sole discretion and at such holder’s option, convert any whole number or all of such holder’s shares of Class A Common Stock into fully paid and nonassessable shares of Class B Common Stock at the rate (subject to adjustment as hereinafter provided) of two (2) shares of Class B Common Stock for each share of Class A Common Stock surrendered for conversion. If Class A Common Stock is held in certificated form, any such conversion may be effected by any holder of Class A Common Stock surrendering such holder’s certificate or certificates for the shares of Class A Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class A Common Stock and stating the name or names in which such holder desires the certificate or certificates for such shares of Class B Common Stock to be issued. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made at the close of business on the date of such surrender and the person or persons entitled to receive the shares of Class B Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock on that date. If Class A Common Stock is held in uncertificated form, sufficient evidence of ownership shall be submitted to the Corporation along with the election to convert notice and the Corporation shall issue and deliver the appropriate number of Class B Common Stock.

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(ii) The number of shares of Class B Common Stock into which the shares of Class A Common Stock may be converted shall be subject to adjustment from time to time in the event of any capital reorganization, reclassification of stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, or sale or conveyance of all or substantially all of the assets of the Corporation to another corporation or other entity or person. Each share of Class A Common Stock shall thereafter be convertible into such kind and amount of securities or other assets, or both, as are issuable or distributable in respect of the number of shares of Class B Common Stock into which each share of Class A Common Stock is convertible immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance. In any such case, appropriate adjustments shall be made by the Board of Directors of the Corporation in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of Class A Common Stock to the end that the provisions set forth herein (including provisions for adjustment of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable on conversion of the Class A Common Stock.

(g) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock into shares of Class B Common Stock.

Section 3. Preferred Stock.

(a) Liquidation Rights.

(i) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of each series of Preferred Stock shall be entitled to receive an amount per share equal to the sum of the Initial Issuance Price (as defined below) applicable to such series of Preferred Stock for each outstanding share of such series of Preferred Stock plus any declared but unpaid dividends on such share (the “Liquidation Preference”). For purposes of this Restated Certificate, “Initial Issuance Price” shall mean the price per share that was initially paid for the Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations, and similar transactions with respect to such series of Preferred Stock after the Effective Time). If, upon any Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to the holders of Preferred Stock of the applicable Liquidation Preference, then such assets shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full preferential amounts to which they would otherwise be entitled.

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(ii) If, in the case of any Liquidation Event, the amount which the holder of a share of Preferred Stock would be entitled to receive, if such holder converted such share of Preferred Stock into a share or shares of Class A Common Stock immediately prior to such Liquidation Event (or on any applicable record date in connection with such Liquidation Event), is greater than the aggregate amount which such holder would be entitled to receive if such holder did not so convert such share into a share or shares of Common Stock, then such holder shall receive with respect to such share such greater amount pursuant to such transaction in full satisfaction of all amounts to which such holder is entitled to receive with respect to such share pursuant to Section (2)(a)(i) above without first having so converted such share into a share or shares of Common Stock.

(iii) Unless holders of a majority of the outstanding shares of Preferred Stock shall elect otherwise by an affirmative vote or by a written consent, each of the following (each, a “Change of Control”) shall be deemed to be a Liquidation Event: (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, (B) the consummation of a merger, reorganization, consolidation or share transfer which results in the voting securities of the Corporation outstanding immediately prior thereto or the voting securities issued with respect to the voting securities of the Corporation outstanding immediately prior thereto representing immediately thereafter less than a majority of the combined voting power of the voting securities of the Corporation or such surviving or acquiring entity outstanding immediately after such merger, reorganization, consolidation or share transfer or (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity).

Remaining Assets. After the payment of the full Liquidation Preference, as applicable, as set forth in Section 3(a) above, the assets of the Corporation legally available for distribution to the stockholders, if any, shall be distributed ratably to the holders of the Common Stock based on the number of shares of Common Stock held by each holder of Common Stock.

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Valuation of Consideration. If the consideration received by the Corporation is other than cash in connection with any of the events set forth above, its value will be deemed its Fair Market Value as determined in good faith by the Board of Directors. Fair Market Value of any securities shall be determined as follows:

(i) Securities not subject to an investment letter or other similar restrictions on free marketability which are covered by (ii) below:

(A) If traded on a securities exchange or through the NASDAQ Global Market (or similar national quotation system) (“NASDAQ”), the Fair Market Value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system as of 4:00 p.m. New York time, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all exchanges as of 4:00 p.m. New York time, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in NASDAQ as of 4:00 p.m., New York time, or, if on any day such security is not quoted in NASDAQ, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated or any similar successor organization, in each such case averaged over a period of thirty (30) days consisting of the business day as of which Fair Market Value is being determined and the twenty-nine (29) consecutive business days prior to such day;

(B) If at any time such security is not listed on any securities exchange or quoted in NASDAQ or the over-the-counter market, the Fair Market Value shall be the fair value thereof, as determined by the Board of Directors and the holders of a majority of the then- outstanding shares of Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Board of Directors and holders of a majority of the then-outstanding shares of Preferred Stock. The determination of the appraiser shall be final and binding upon the parties and the Corporation shall pay the fees and expenses of such appraiser.

Notice of Liquidation Event. The Corporation shall give each record holder of Preferred Stock written notice of any impending Liquidation Event no later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such Liquidation Event, whichever is earlier, and shall also notify such holders in writing promptly upon the final approval of such Liquidation Event The first of such notices shall describe the material terms and conditions of the impending Liquidation Event (including, without limitation, the amount of proceeds to be paid to each share in connection with the Liquidation Event) and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The Liquidation Event shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than five (5) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of outstanding Preferred Stock that are entitled to such notice rights or similar notice rights.

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Effect of Noncompliance. In the event the requirements of Section 3(d) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 3(d) hereof.

(b) Conversion.

(i) Each holder of record of Preferred Stock may, in such holder’s sole discretion and at such holder’s option, convert any whole number or all of such holder’s shares of Preferred Stock into fully paid and non-assessable shares of Class A Common Stock at the rate (subject to adjustment as hereinafter provided) of ten thousand (10,000) shares of Class A Common Stock for each share of Preferred Stock surrendered for conversion. If Preferred Stock is held in certificated form, any such conversion may be effected by any holder of Preferred Stock surrendering such holder’s certificate or certificates for the shares of Preferred Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Preferred Stock and stating the name or names in which such holder desires the certificate or certificates for such shares of Class A Common Stock to be issued. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made at the close of business on the date of such surrender and the person or persons entitled to receive the shares of Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on that date. If Preferred Stock is held in uncertificated form, sufficient evidence of ownership shall be submitted to the Corporation along with the election to convert notice and the Corporation shall issue and deliver the appropriate number of Class A Common Stock.

(ii) The number of shares of Class A Common Stock into which the shares of Preferred Stock may be converted shall be subject to adjustment from time to time in the event of any capital reorganization, reclassification of stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, or sale or conveyance of all or substantially all of the assets of the Corporation to another corporation or other entity or person. Each share of Preferred Stock shall thereafter be convertible into such kind and amount of securities or other assets, or both, as are issuable or distributable in respect of the number of shares of Class A Common Stock into which each share of Preferred Stock is convertible immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance. In any such case, appropriate adjustments shall be made by the Board of Directors of the Corporation in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of Preferred Stock to the end that the provisions set forth herein (including provisions for adjustment of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable on conversion of the Preferred Stock.

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ARTICLE V

DIRECTORS

The number of directors may, pursuant to the Corporation’s Bylaws, be increased or decreased by the Board of Directors, provided there shall be no less than one (1) and not more than nine (9) members of the Board of Directors.

ARTICLE VI

STOCK NON-ASSESSABLE

The capital stock of the Corporation, or the holders thereof, after the amount of the subscription price has been paid in, shall not be subject to any assessment whatsoever to pay the debts of the corporation.

ARTICLE VII

CUMULATIVE VOTING

No cumulative voting shall be permitted in the election of directors.

ARTICLE VIII

LIMITED LIABILITY

No officer or director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability (i) for any breach of the officer’s or director’s duty of loyalty to the Corporation or its Stockholders, (ii) for acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. If the Nevada General Corporation Law is amended after the date of incorporation to authorize corporate action further eliminating or limiting the personal liability of officers or directors, then the liability of an officer or director or the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada General Corporation Law, or amendments thereto. No repeal or modification of this paragraph shall adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal or modification.

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ARTICLE IX

INDEMNIFICATION

Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative is or was an officer or director of the Corporation or is or was serving at the request of the Corporation as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as an officer or director or in any other capacity while serving as an officer or director, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Nevada General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA, excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation all of the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that if the Nevada General Corporation Law requires the payment of such expenses incurred by an officer or director in his or her capacity as an officer or director (and not in any other capacity in which service was or is rendered by such person while an officer or director, including, without limitation, service pursuant to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it shall ultimately be determined that such officer or director is not entitled to be indemnified under this Section or otherwise.

If a claim hereunder is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting such claim, including attorneys’ fees, costs and expenses. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Nevada General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Nevada General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision or the Articles of Incorporation, Bylaws, agreement, vote of Stockholders or disinterested directors or otherwise.

The Corporation may maintain insurance, at its expense, to protect itself and any officer, director, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Nevada General Corporation Law.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights of indemnification to any employee or agent of the Corporation to the fullest extent of the provisions of this section with respect to the indemnification and advancement of expenses of officers and directors of the Corporation or individuals serving at the request of the Corporation as an officer, director, employee or agent of another corporation of or a partnership, joint venture, trust or other enterprise.

Notwithstanding any provision hereof, indemnification is not proper and will not be permitted in those cases where a party otherwise entitled hereunder is found liable to the Corporation, unless a district court in the State of Nevada determines that the party to be indemnified is fairly and reasonably entitled to indemnity under the circumstances.

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IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed in its name.

Signed: /s/ Glen W. Carnes
Name: Glen Carnes
Title: Chief Executive Officer

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